EXHIBIT 99.01

News Release Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

AllianceBernstein Announces February 29, 2012 Assets Under Management

New York, NY, March 12, 2012 – AllianceBernstein L.P. and AllianceBernstein Holding L.P. (NYSE: AB) today announced that preliminary assets under management increased to $424 billion from $421 billion during February 2012. The 1% increase was due to market appreciation and modest net inflows in Retail, partially offset by net outflows in Institutions and Private Client. More than half of the outflows in Institutions resulted from the previously announced dissolution of an AXA joint venture in Australia.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in billions)

	At February 29, 2012				At Jan 31
	(preliminary)				2012

			Private
	Institutions	Retail	Client	Total	Total

Equity
Value	$46	$19	$19	$84	$84
Growth	12	20	15	47	46
Total Equity	58	39	34	131	130

Fixed Income	134	56	35	225	225

Other(1)	37	27	4	68	66
Total	$229	$122	$73	$424	$421

At January 31, 2012

Total	$231	$118	$72	$421

(1) Includes Index, Structured, Asset Allocation services, and certain other alternative investments

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2011.  Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC, and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements,” and those listed above, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At December 31, 2011, AllianceBernstein Holding L.P. owned approximately 37.9% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.4% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our internet site, www.alliancebernstein.com.

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